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                                                                    Exhibit 11.1










                                   AXION, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

               (IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE)



                                                                            SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                JUNE 30,
                                 -----------------------------------------------------------------

                                    1993        1994         1995         1995          1996
                                 -----------------------------------------------------------------
Net income (loss)                 $(3,966)     $1,428       $7,887       $3,175       $4,422
                                 -----------------------------------------------------------------

Shares

   Common shares                    1,573       1,562        1,589        1,579        1,605

   Dilutive common
     equivalent shares

       Preferred shares                --       6,156        6,738        6,736        6,741

       Stock options (1)               --         472          480          484          564
                                 -----------------------------------------------------------------

Total                               1,573       8,190        8,807        8,799        8,910
                                 -----------------------------------------------------------------

Net income (loss) per share        $(2.52)      $0.17        $0.90        $0.36        $0.50
                                 =================================================================

- --------
(1) Based on the treasury stock method using average fair value in each period.







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